UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 9, 2008
Date of Report (Date of earliest event reported)

Millennium Cell Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-31083	22-3726792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Industrial Way West
Eatontown, New Jersey 07724
(Address of principal executive offices)

(732) 542-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On May 15, 2008, Millennium Cell Inc. (the “Company”) and Mr. G. Chris Andersen, Chairman of the Company’s Board of Directors, agreed that the Company created a trade payable of $80,000, payable to Mr. Andersen. Such trade payable represents previous payments made by Mr. Andersen to two creditors of the Company in consideration of such creditor’s past and, at the time of such payment, ongoing performance of necessary services to the Company...

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2008, as a result of the Company’s failure to raise sufficient funds to continue its operations, the Company terminated the employment of all of its employees and executive officers. The following is a list of all of the Company’s executive officers so terminated:

H. David Ramm	Chief Executive Officer
Adam P. Briggs	President
John D. Giolli	Chief Financial Officer, Secretary
Richard M. Mohring, Ph.D.	Chief Technology Officer
John V. Battaglini	Vice President of Sales, Marketing & Product Management
Rex E. Luzader	Vice President of Government Relations
George C. Zalepa	Vice President of Administration

As previously disclosed, each such executive officer is a party to a contractual arrangement with the Company relating to one or more of the following: (i) continued employment in accordance with the terms of such contractual arrangement, or (ii) payments under certain circumstances in the event of a change of control. The Company has not determined if any payments under any of these contractual arrangements are triggered by the termination of the employment of such executive officers on May 9, 2008, or what the amount of such payments would be, either individually or in the aggregate..

SIGNATURES

Pursuant to the requirements of the securities exchange act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2008
Millennium Cell Inc.

	By:	/s/ James L. Rawlings
	Name:	James L. Rawlings
	Title:	Authorized Representative